Exhibit 10.1
ADMINISTRATIVE SERVICES AGREEMENT
THIS ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) is entered into and effective on the 17th day of October, 2007 (the “Effective Date”), by and between American National Insurance Company, hereinafter referred to as “American National,” an insurance company organized under the laws of the State of Texas, and Transaction Applications Group, Inc., hereinafter referred to as “TAG,” a Nebraska corporation, with reference to the following facts:
WHEREAS, TAG administers life and health insurance policies and annuity contracts as a third party administrator;
WHEREAS, Legacy Marketing Group, Inc. (“LMG”) previously provided third party administration services for American National under an Administrative Services Agreement between such parties dated February 15, 2003 (the “LMG Agreement”),
WHEREAS, American National and LMG desire to have TAG provide services to American National with respect to this business that were previously provided under the LMG Agreement and TAG is willing to provide such services, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises hereinafter contained and other good and valuable consideration, TAG and American National hereto do agree as follows:
1. SERVICES
From and after the date of this Agreement, TAG agrees to perform certain American National accounting and contract service functions. Such accounting and contract service functions shall consist of the activities described in APPENDIX C but only for the policies recited in APPENDIX A, and policies added by formal amendment. Consideration for such accounting and service functions is set forth in APPENDIX B. The term “Policies,” as used throughout this Agreement, shall be deemed to encompass all policies, certificates and contracts issued by TAG on behalf of American National. Furthermore, the term “Policyholder,” as used throughout this Agreement, shall be deemed to encompass all contract owners, including policyholders and certificate holders for the policies described above. TAG shall perform the services in accordance with the service levels described in APPENDIX E beginning on the dates specified therein.
2. QUALITY AND LIMITATION OF SERVICES
2.1 All services to be provided by TAG under this Agreement shall be performed in a professional manner consistent with industry standards and in accordance with all applicable laws and regulations. With respect to Services described in Section 1 above, TAG’s performance of those activities shall be consistent with its normal and customary business practices.
2.2 TAG may rely on instructions of any person indicated on American National’s "Schedule of Authorized Personnel” attached hereto as APPENDIX D. Each of such persons is authorized to give instructions under this Section with respect to any matter arising in connection with this Agreement.

3. TERM, TERMINATION, ASSIGNMENT AND MODIFICATION OR AMENDMENT
3.1 Subject to termination as hereinafter provided, this Agreement shall remain in force and effect for a period of seventy-eight (78) months from the Effective Date. This Agreement shall be automatically renewed for an additional term of sixty (60) months and, thereafter, for successive terms of one (l) year unless terminated by either party as provided herein.
3.2 The termination of this Agreement is governed by the following provisions:
(a)
American National or TAG may terminate this Agreement or any renewal thereof, without cause, upon twelve (12) months prior written notice to the other signed by authorized personnel, as provided in APPENDIX E provided no such termination shall be effective before the second anniversary of the Effective Date. If American National terminates under this Section 3.2(a), American National shall pay TAG the applicable termination charge specified in APPENDIX B on or before the effective date of such termination. For clarity, the termination charge is payable only if American National terminates under this Section 3.2(a).

(b)	This Agreement may be terminated by mutual agreement of TAG or American National at any time. Such termination shall be signed by authorized personnel of both parties, as shown in APPENDIX D.
(c)
If either American National or TAG shall materially breach this Agreement or be materially in default in the performance of its duties and obligations hereunder (such party, the “defaulting party”), the other party shall give written notice thereof, as signed by authorized personnel, as provided in APPENDIX D, to the defaulting party. If such default or breach is not cured within ninety (90) days after such written notice is given, then the party giving such written notice may terminate this Agreement with thirty (30) days notice of such termination to the defaulting party.

(d)
At least one hundred and eighty (180) days prior to the end of the sixty (60) month renewal term or any subsequent one year renewal term hereof, TAG shall give American National written notice if TAG desires to increase its fees or charges to American National or to change the manner of payment or to change any of the other terms and conditions of this Agreement. American National must respond to such request in writing within sixty (60) days of receipt. If TAG and American National do not agree to such changed fees and charges, the manner of payment and/or the other proposed changes at least ninety (90) days before the end of the term during which such notice is given by TAG, and if TAG does not withdraw the proposed changes, this Agreement shall terminate at the end of the then-current term.

(e)	Reserved.
(f)
If TAG elects to terminate this Agreement for other than non-payment of fees and charges and if American National shall so request in writing, TAG shall continue to provide the services described herein to American National for a period of up to twelve (12) months following such termination, such service to be provided in accordance with the terms of this Agreement and at the fees in effect at that time, as set forth in APPENDIX B. American National’s request shall be delivered at least ninety (90) days prior to the end of the term and shall specify the services to be provided.

(g)
Termination of this Agreement by default or breach by American National shall not constitute a waiver of any rights of TAG; termination of this Agreement by default or breach by TAG shall not constitute a waiver by American National of any other rights it might have under this Agreement.

(h)
In the event that this Agreement is terminated for any reason, TAG agrees that, in order to assist in providing uninterrupted service to American National, TAG shall offer all necessary information requested by American National’s employees or agents that will assist said employees or agents in effectuating a flat file conversion of the records of American National from the existing LMG system, or TAG System (as defined in Section 7.18) when applicable, to whatever service or system is selected by American National, subject to reimbursement to TAG for such assistance at the fees in effect at that time, as set forth in APPENDIX B. Such necessary information shall include, but not be limited to, providing physical and/or electronic “look only” access to a neutral file, in a format to be agreed to by the parties. TAG will provide the file layout and field definitions to support the neutral file and the TAG conversion team will be made available to answer questions related to field definitions and data to be provided in the neutral file. The neutral file will contain the following data elements:

i.	Individual policy record for each active policy administered on the TAG System.
ii.	Individual policy record for each inactive policy administered on the TAG System.
iii.	Individual record for each active and inactive rider record administered on the TAG System.
iv.
Financial history including, but not limited to, premium and deposit history, coi history, loan history, withdrawal history, cost basis information, lapse history, surrender history, maturity history, claim history, and 1099 information.

v.	Non-financial history including, but not limited to, address, assignment, beneficiary, face changes, policy information obtained from new business applications.
vi.	Agent name and address records, agent status, agent payment information, agent contract and hierarchy information, and commission history by agent.

vii.	Interest rate history.
viii.	Product and plan file information, including actuarial formulas.
ix.	Policy pages, include all state specials for all products supported by TAG.
x.
Policy/Contract application files and related correspondence (pdf or tiff files from imaging system along with index for each image). All paper records, not destroyed according to record retention guidelines, will be returned to American National.

xi.	Copies, including variables and specifications, for all correspondence and statements set up to support administration for American National Policyholders administered by TAG.

As used herein, the term “Product” includes all related riders and benefits.
(i)
TAG and American National shall provide fifteen (15) days’ written notice of termination or cancellation of the Agreement to the appropriate Departments of Insurance. American National shall fulfill any lawful obligations with respect to policies affected by the written agreement, regardless of any dispute between TAG and American National.

(j)
After the Conversion Date, upon American National’s request, TAG and LMG shall execute a source code escrow agreement in substantially the form of APPENDIX F. Pursuant to such agreement, TAG shall deposit the source code for the TAG Software (as defined in Section 7.18) owned by TAG with the escrow agent, which shall release such code to American National as and when specified in the agreement.

3.3 Neither party may assign or delegate all or any part of its rights and/or duties under this Agreement without the written consent of the other party signed by authorized personnel as shown in APPENDIX D.
3.4 This Agreement may be modified or amended at any time by mutual agreement of TAG and American National, provided the modifications or amendments are in writing and signed by authorized personnel, as provided in APPENDIX D.
4. INSPECTIONS OF RECORDS AND RECORDS MAINTENANCE
4.1 This Agreement shall be retained as part of the official record of both TAG and American National for the duration of the Agreement and for seven (7) years after the termination of this Agreement.
4.2 TAG will maintain complete books and records of all transactions between TAG and American National. TAG will preserve detailed and adequate books and records of all administered transactions among TAG, American National and contract owners, sufficient to permit the insurer to fulfill all of its contractual obligations to contract owners. These books and records shall be maintained in accordance with prudent standards generally accepted in business insurance record keeping. The documentation will contain all pertinent documents in sufficient detail to maintain complete dates, events, and persons participating in those insurance events. The books and records shall be maintained throughout the agreement and for a minimum period of ten (10) years after the completion of the entire the transaction to which they respectively relate.
4.3 American National shall own the records generated by TAG pertaining to American National’s business and the administered transaction; however, TAG shall retain the right to continuing access to records to permit TAG to fulfill all of its contractual obligations. All such records are proprietary information of .American National. American National shall have continuing right to access and copy all accounts and records maintained by TAG related to American National’s business. Any appropriately authorized governmental agency shall have access to all books, bank accounts, and records of TAG and American National for the purpose of examination, inspection, and audit. All information contained in the aforementioned books and records, including the identity and addresses of policyholders shall be kept confidential, except that such information may be used in proceedings instituted against a party, or otherwise required to be disclosed by proper federal, state or regulatory agencies or by court order.

4.4 American National shall have on-line “look only” access to the American National policy information maintained on the TAG System. TAG will provide “look only” policyholder information on request by American National within a time period mutually agreeable and appropriate with the request. American National will comply with TAG’s procedures for submitting user access requests, terminating and maintaining user access. TAG will provide look access specific only to American National business. TAG shall provide one-time user training and training documentation. American National shall be responsible for any additional training.
4.5 Notwithstanding anything to the contrary, upon termination or expiration of this Agreement, including termination under 3.2(f), TAG may transfer all records to a successor administrator or to American National rather than retain them for the aforementioned period. If TAG transfers the records to a successor administrator or to American National, TAG is no longer responsible for retaining such records. American National shall cause any successor third party administrator to acknowledge in writing to TAG that it is responsible for retaining the records for which TAG had previously been responsible.
5. RIGHTS AND RESPONSIBILITIES OF AMERICAN NATIONAL
5.1 American National shall be responsible for the following:
(a)	It is the sole responsibility of American National to provide for competent administration of its programs.
(b)
Subject to American National’s approval in writing, in advance, American National shall be responsible for researching, obtaining, and the registration of any service marks issued by the U.S. Patent and Trademark Office for the products developed by TAG and American National, and any costs associated therewith.

(c)
American National shall be responsible for product filing and any costs associated therewith. The parties may, by mutual agreement, hire a product filing consultant for whose fees American National will be responsible.

(d)	American National shall be responsible for the establishment and maintenance of any group trusts associated with such product filings and any costs associated therewith.
(e)
American National shall be responsible for determining the benefits, premium rates, underwriting criteria, and claims payment procedures applicable to such coverage and for securing reinsurance, if any.

(f)
American National shall have the sole responsibility for filing advertising materials in those states that so require prior to approving their use by TAG. All costs associated with such filings will be the responsibility of American National.

(g)
American National shall, at least semiannually, conduct a review of operations of TAG. At least one such review will be an on-site audit of the operations of TAG. American National shall forward an agenda for such audit at least five (5) days in advance of the scheduled audit.

(h)	American National shall immediately, within five (5) business days, provide TAG with written notice of any change of authority of persons authorized and enumerated in APPENDIX D.

6. RIGHTS AND RESPONSIBILITIES OF TAG
6.1 TAG shall, in all cases and at all times, observe and obey the rules, regulations, instructions and directives of American National which are provided herein or, subject to change control procedures to be developed by TAG and agreed to by the parties within thirty (30) days after the Effective Date, such notice that American National has provided to TAG in writing, from time to time and at any time, promulgate for its operations, and shall not bind American National in contravention of any such rules, regulations, instructions, or directives.
6.2 TAG shall handle all correspondence of a routine nature with the policyholders and other general functions included within the services and shall maintain files relative thereto. The services are described in APPENDIX C. Subject to American National’s right to approve the resolution thereof, TAG shall handle all insurance department complaints and inquiries and policy owner and beneficiary complaints, whether written or oral, and all attorney letters containing complaints and any other complaints related to the policies administered hereunder. TAG will notify American National of complaints from regulatory agencies within twenty-four (24) hours of receipt thereof. Details of such complaints will be forwarded to American National within five (5) business days. However, American National will respond to summons and complaints commencing legal actions on its own behalf.
6.3 TAG will provide written notice, approved in writing by American National, to policyholders advising them of the identity of American National and TAG, and the relationship between TAG, the policyholder, and American National.
6.4 When a policy is issued by TAG to a trustee or trustees, a copy of the trust agreement and any amendment thereto, shall be furnished to American National by TAG and shall be retained as part of the official records of both TAG and American National for the duration of the policy and for six (6) years thereafter.
6.5 TAG will only use advertising pertaining to the business underwritten by American National that American National has approved in writing in advance of its use. If so required, American National shall obtain the prior approval of the appropriate Department of Insurance before approving advertising for use by TAG, as provided this Agreement.
6.6 TAG will act only in the capacity in which it is so licensed. TAG will comply with all of the relevant provisions contained in applicable Third Party Administrator statutes. If any provision of this Agreement is in conflict with the laws of the State which governs this Agreement, such provision will be deemed to be amended to conform with such laws. Further, if the laws of the State which govern this Agreement require the inclusion of certain provisions of relevant statutes, this Agreement shall be deemed to be amended to conform with such laws.
6.7 TAG is responsible for modifications to the TAG System necessary in the normal course of business. TAG is not responsible for the costs associated for modifications that are not necessary in the normal course of business. System modifications for new product development will be performed by LMG under the LMG Agreement. TAG is not required to make, and American National is not required to pay TAG for, new product development systems modifications under the terms of this Agreement. American National will reimburse TAG for any other system modification costs at TAG’s standard rates illustrated in APPENDIX B. Such costs will be mutually agreed upon in writing, as signed by authorized personnel in APPENDIX D, prior to the commencement of such modifications.

6.8 TAG will possess and maintain an adequate fidelity and/or surety bond as so required in the states in which it is compelled to do so. TAG will file such bond, if so required, with the appropriate agency. The bond shall be executed by a corporate insurer authorized to transact business in the states which mandate the maintenance of such bond.
6.9 TAG will possess and maintain at all times errors and omissions coverage or other appropriate liability insurance, written by an insurer authorized to transact business in the states which mandate the maintenance of such insurance. Such coverage will comply with the requirements of the states in which such insurance coverage is required and such coverage shall be in a minimum amount of one million dollars ($1,000,000) per occurrence/three million dollars ($3,000,000) aggregate underwritten by a company rated by A.M. Best as A- or better.
7. GENERAL PROVISIONS
7.1 TAG and American National agree this Agreement is an honorable undertaking, and agree to cooperate each with the other in carrying out its provisions.
7.2 If any clause, paragraph, term, or provision of this Agreement shall be found to be void or unenforceable by any court of competent jurisdiction, such finding shall have no effect upon any other clause, paragraph, term, or provision of this Agreement, and same shall be in full force and effect.
7.3 For any notice under this Agreement, notice shall be sufficient upon receipt if sent via US Mail, postage prepaid, registered or certified, return receipt requested, or via nationally known courier. Such notice shall be directed as follows:

To TAG:	Transaction Applications Group, Inc. 421 South 9th Street, Suite 222 Lincoln, Nebraska 68508 Attention: President Facsimile: 402-479-0122

With copy to:	Perot Systems Corporation 2300 West Plano Parkway Plano, TX 75070 Attention: General Counsel Facsimile: 972-577-6085

To American National:	American National Insurance Company Albert L. Amato, Jr., Senior Vice President E. Bruce Pavelka, Vice President Life Insurance Administration, One Moody Plaza Galveston, Texas 77550-7999

With copy to:	Frederick E, Black, Greer, Herz and Adams LLP One Moody Plaza, 18th Floor Galveston, Texas 77550-7999

7.4 TAG and American National expressly represent and warrant that each has the authority to enter into this Agreement and that it is not or will not be, by virtue of entering into this Agreement, in breach of any other agreement with any other insurance company, association, firm, person, or corporation.
7.5 The persons signing this Agreement on behalf of American National and TAG warrant, covenant, and represent that they are authorized to execute this document on behalf of such corporations pursuant to their bylaws or a resolution of their boards of directors.
7.6 TAG is an independent contractor. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee, partners or joint ventures between American National and TAG, nor shall TAG’s employees be considered employees of American National for any purpose.
7.7 This Agreement is the result of mutual negotiations between TAG and American National and shall not be deemed to have been prepared by either party, but by both equally. The headings of the several paragraphs contained herein are for convenience only and do not define, limit, or construe the contents of such paragraph.
7.8 This Agreement, including APPENDICES A, B, C, D, E and F and the provisions thereof constitute the entire agreement entire agreement between the parties. No modifications hereof shall be binding upon the parties unless such Amendment is in writing and signed by authorized personnel, as shown in APPENDIX D. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.
7.9 Any policies, certificates, booklets, termination notices, or other written communications delivered by American National to TAG for delivery to insured parties or covered individuals shall be sent by TAG within ten (10) days after receipt of instructions from American National to deliver them.
7.10 Payment to TAG of any premiums or charges for insurance by or on behalf of the insured party shall be deemed to have been received by American National, and the payment of return premiums or claim payments forwarded by American National to TAG shall not be deemed to have been paid to the insured party or claimant until such payments are received by the insured party or claimant.
7.11 Currently, TAG does not perform underwriting for American National; however, if granted such authority, TAG will comply with all underwriting standards established by American National and adhere to all pertinent provisions contained in applicable Third Party Administrator statutes. American National shall be responsible for the underwriting or other standards pertaining to the business underwritten by American National.
7.12 Each party shall be excused from performance for any period and to the extent that the party is prevented from performing any services, in whole or in part as a result delays caused by an act of God, war, civil disturbance, court order, labor dispute, or other cause beyond that party’s reasonable control, including, failures or fluctuations in electrical power, heat, light, air conditioning; or telecommunications equipment and such non-performance shall not be a default or a ground for termination of this Agreement.
7.13 In the event a malfunction of the existing LMG system, or TAG System (as defined in Section 7.18) when applicable causes an error or mistake in any record, report, data, information or output under the terms of this Agreement, TAG shall at its expense correct and reprocess such records. In the event American National discovers any such errors or mistake it shall, within three (3) days after discovery, notify TAG in writing of such error or mistake in any record, report, data, information or output received by American National.

7.14 In the event TAG is unable to perform its obligations under the terms of this Agreement because of causes beyond TAG’s control, including but not limited to strikes, equipment or transmission failure or damage, TAG will use commercially reasonable efforts to assist American National to obtain alternate sources of service during the period TAG is unable to perform. Such efforts shall receive priority and levels of support appropriate to the nature and extent of the force majeure event and its impact on American National and any other similarly situated customers. TAG will not be liable for any damages resulting from such causes, assuming TAG has provided commercially reasonable efforts as described above.
7.15 In no event and under no circumstances, shall either party under this Agreement be liable for lost profits or for exemplary, incidental, indirect, speculative, special, punitive, exemplary or consequential damages. The limitations of liability set forth in the foregoing sentence shall not apply with respect to: (a) damages caused by the willful misconduct of a party; (b) amounts paid with respect to third party claims that are the subject of indemnification under Section 7.17 of this Agreement; and (c) damages caused by a party’s failure to comply with its obligations of confidentiality in Section 8.1 of this Agreement.
The total aggregate liability of TAG arising out of, resulting from or otherwise in connection with the Agreement shall not exceed the total charges payable to TAG for performance of the Services (exclusive of out-of-pocket expenses, pass through charges and taxes) during the twelve (12) months immediately preceding the last act or omission giving rise to such liability. The limitations of liability set forth in the foregoing sentence shall not apply with respect to: (a) damages caused by the willful misconduct of a party; (b) amounts paid with respect to third party claims that are the subject of indemnification under Section 7.17 of this Agreement; and (c) charges and other amounts payable to TAG under this Agreement.
The limitations of liability set forth in this Section shall apply regardless of the form of the action or the theory of recovery, even if TAG has been advised of the possibility of such damages, whether based upon an action or claim in contract, tort (including negligence), warranty, intended conduct, guarantee or any other legal or equitable grounds.
7.16 Any claim or dispute arising out of or relating to this Agreement, or any breach thereof, shall be finally determined and settled pursuant to binding arbitration in Houston, Texas, by one arbitrator, to be agreed upon by the parties. The arbitrator shall be an attorney licensed to practice law in the state of Texas. Should the parties fail to agree on an arbitrator then each party shall appoint one arbitrator who shall then agree to appoint a third arbitrator. In such an event, the first two arbitrators will not be required to participate and the final arbitrator may conduct the arbitration as a sole arbitrator. Should one party fail to appoint an arbitrator as herein contemplated then the choice of the other party shall be the sole arbitrator. If the two arbitrators appointed by or on behalf of the parties as contemplated herein fail to appoint a third arbitrator within ten (10) days after the date of the appointment of the last arbitrator, then any person sitting as a District Judge in Houston, Texas, upon application of either party, shall appoint an arbitrator to fill such position with the same force and effect as though such arbitrator had been appointed or herein contemplated with the same force and effect as though such arbitrator had been appointed or herein contemplated.
The arbitration proceeding shall apply the laws of the state of Texas and be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The cost of the arbitrator(s) (exclusive of attending the arbitration, and of the fees and expenses of legal counsel to such party, to be borne by each party) shall be shared equally by American National and TAG unless such arbitrator deems it just to allow one party to recover such costs from the other. The arbitration award shall be final and conclusive and shall receive recognition and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

7.17 TAG hereby indemnifies and holds harmless American National, its officers, directors, employees and representatives from any and all damages, expenses, liabilities, losses, and costs paid or payable by American National, of whatever kind or nature, whether joint and several or otherwise (including, but not limited to, attorneys’ fees and expenses and amounts paid in settlement of any claims or liabilities) for any third party claim arising out of TAG’s failure to comply with any law or regulation with respect to its duties hereunder except that TAG shall not be required to indemnify or hold harmless American National for any act or omission of TAG which was directed orally or in writing by American National, or required by American National under the Agreement.
American National hereby indemnifies and holds harmless TAG, its officers, directors, employees and representatives from any and all damages, expenses, liabilities, losses, and costs and obligations paid or payable by TAG, of whatever kind or nature, whether joint and several or otherwise (including, but not limited to, attorneys’ fees and expenses and amounts paid in settlement of any claims or liabilities) for any third party claims arising out of American National’s failure to comply with any law or regulation with respect to its duties hereunder; and any actions or omissions of TAG which were directed orally or in writing by American National, or required by American National under the Agreement.
In lawsuits related to this Agreement brought against both parties by a third party, the parties agree that each shall work together in a good faith effort to defend against and/or settle such lawsuits brought by a third party. In such lawsuits brought against one but not both parties, to the extent practicable, all efforts will be made to defend or settle the claim with such third party without bringing the other party into the initial lawsuit. In any case, each party shall allow the other to assert and protect all mutual privileges of one another, including but not limited to the attorney-client privilege, the joint defense privilege, and the attorney work product privilege. Notwithstanding the foregoing, nothing herein shall prevent TAG or American National from seeking indemnification from the other party in a separate arbitration or other proceeding without the constraints of the joint defense privilege or joint attorney work product privilege.
The parties hereto expressly agree that, prior to the institution of any action or the filing of any claim against one another under this section, the parties will confer directly in good faith to resolve any disputes. For American National, such discussions shall involve Albert L. Amato, Jr., Senior Vice President, or E. Bruce Pavelka, Vice President, or their successors or designees. For TAG, such discussions shall involve John Vonesh, Mike Kerrey or Bob Clifton, or their successors or designees.
7.18 American National acknowledges that (i) the software modules and components for the Life System Nineties family of insurance administration software or other insurance administration software used by TAG to administer the policies, including the imaging portal, and each element and portion thereof, and all modifications, add-ons and enhancements thereto, including without limitation, custom modifications, add-ons and enhancements (the “TAG Software”) and (ii) any other proprietary or licensed computer programs and programming aids (with supporting documentation, including, but not limited to, input and output formats, program listings, system flow charts, narrative descriptions, operating instructions, tangible media upon which such information is recorded) used by TAG to administer the Policies (the “TAG System”), and all rights related to copyright, patent, trademark or trade secrets associated therewith, are proprietary to TAG. American National shall not acquire any right, title, interest or claim to the TAG Software or TAG System, or to any element or component thereof. American National hereby absolutely and unconditionally assigns to TAG any rights which it may have or claim to have in the future with respect to the

TAG Software and the TAG System. American National shall not (a) apply for any patent, copyright or trademark related to the TAG Software or TAG System; (b) make any common law or other claim with respect to the TAG Software or TAG System in the name of American National or assist any third party in doing so; (c) permit the use of the TAG Software for any purpose other than as provided under this Agreement; (d) challenge or infringe upon the title or any proprietary rights of TAG in and to the TAG Software or TAG System, or any patent, copyright, trade secret or trademark of TAG. Upon request by TAG, American National shall cooperate fully and in good faith, and shall assist TAG to the extent reasonably necessary, to procure any protection or protect any right claimed by TAG with respect to the TAG Software or TAG System; provided that TAG shall reimburse American National for its reasonable expenses associated with any such action requested by TAG. In no event shall TAG be required to disclose to American National or its agents any of TAG’s confidential or proprietary information relating to the TAG Software or TAG System.
8. PROPRIETARY, CONFIDENTIALITY AND PRIVACY OF INFORMATION
8.1 Proprietary and Confidentiality. Each party acknowledges that certain information received from the other may be proprietary and/or confidential (referred to herein as “Confidential Information”) in nature. All such Confidential Information shall be used by each party solely for purposes of performing its obligations under this Agreement. Except as required by law or to inform its officers, directors, employees, agents, affiliates or contractors (collectively referred to herein as "Affiliates”), for the purpose of compliance with or negotiation of or performance under this Agreement, neither party shall disclose the contents of this Agreement to third parties (other than Affiliates) without the other’s written approval, which shall not be unreasonably withheld or delayed.
8.2 Privacy. To protect Confidential Information each party shall: (i) keep all Confidential Information in strict confidence; (ii) prevent disclosure of Confidential Information to third parties (except for Affiliates with a need-to-know); (iii) promptly notify the other of any loss or unauthorized use or disclosure of or access to Confidential Information; and (iv) promptly notify the other upon receipt of a request or demand pursuant to law to disclose Confidential Information, so that the appropriate party may seek a protective order or similar remedy. For the purpose of this Agreement, the term “Confidential Information” shall not include information that is: (a) in or becomes part of the public domain other than pursuant to a breach of this Agreement; (b) independently developed; (c) rightfully obtained from a third party without an obligation of confidentiality; (d) known prior to date of this Agreement without obligation of confidentiality; or (e) required to be disclosed by legal or regulatory authority.
8.3 Non-Public Personal Information. All capitalized terms used in this Section 8 and not otherwise defined shall have the meanings throughout this Agreement set forth in the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 40), as amended from time to time (the “Privacy Regulation”), issued pursuant to Section 504 of the Gramm-Leach-Bliley Act (15 U.S.C. 6801 et seq ). The parties acknowledge that the Privacy Regulation governs disclosures of Nonpublic Personal Information about Consumers and Customers, and that Nonpublic Personal Information is included in the definition of “Confidential Information” in this Agreement. Each party hereby agrees that as the party receiving or maintaining Nonpublic Personal Information (the “Receiving Party”) it shall:
(a)
comply with the terms and provisions of the Privacy Regulation, including, without limitation, the provisions regarding the sharing, collection, access and use of Nonpublic Personal Information, the provisions regarding notice and opt-out requirements, and the provisions regarding the limitations on the sharing of account number information for marketing purposes;

(b)
not disclose or use any Nonpublic Personal Information that it obtains from the other party (the “Disclosing Party”) except to carry out the purposes for which the Disclosing Party provided such Nonpublic Personal Information;

(c)	not make any changes to its security measures that would increase the risk of unauthorized access, use or disclosure of Nonpublic Personal Information;
(d)	not disclose any Nonpublic Personal Information provided by the Disclosing Party to any other entity, without the prior written consent of the Disclosing Party;
(e)
at any time, upon the Disclosing Party’s request, return to the Disclosing Party all of the Disclosing Party’s Nonpublic Personal Information. Neither party shall be under any obligation to take any action, which, within such party’s reasonable judgment, would constitute a violation of the Privacy Regulation or its internal privacy policies;

(f)
safeguard Nonpublic Personal Information by maintaining security and procedural standards that comply with state and federal regulations to protect against unauthorized access, use or disclosure (or threatened access, use or disclosure) of the Disclosing Party’s Nonpublic Personal Information.

8.4. Service Provider Agreements. Each party agrees that when Nonpublic Personal Information is provided to a nonaffiliated third party (a “Service Provider”) who performs services for or functions on behalf of the party, including marketing of the party’s own products or services, or marketing of financial products or services pursuant to Joint Agreements between the party and other Financial Institutions, such party shall disclose to its Consumers and/or Customers that (a) it will be providing such Nonpublic Personal Information to the Service Provider and (b) it has entered a contractual agreement with the Service Provider that requires the Service Provider to maintain the confidentiality of such Nonpublic Personal Information pursuant to the Privacy Regulation. TAG agrees to send, on an annual basis, American National form 9186 (or form 4977 as required by state law) to the owner(s) of all American National insurance and annuity policies administered by TAG.
8.5. Other Privacy Regulations. Each party agrees that compliance with the Privacy Regulation does not relieve either party of any of its duties and obligations to comply with other applicable privacy laws, statutes, ordinances or regulations of the appropriate authorities.
8.6 Remedies. The Receiving Party agrees that (a) any unauthorized access, use or disclosure (or threatened unauthorized access, use or disclosure) of the Disclosing Party’s Nonpublic Personal Information or other Confidential Information, (b) other violation of the Privacy Regulation, or (c) violation of other applicable privacy regulations, may cause immediate and irreparable harm to the Disclosing Party for which money damages may not constitute an adequate remedy. In that event, each party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party in writing of any unauthorized misappropriation, disclosure or use by its personnel or agents of Confidential Information (including, without limitation, Nonpublic Personal Information) which may come to its attention and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such misappropriation, disclosure or use.
9. SURVIVAL: Sections 7.15, 7.16 and 7.17 and any other provision of this Agreement which contemplates performance or observance subsequent to such expiration or termination shall survive the termination of this Agreement. Any similar agreement signed by the parties prior to the execution dates below is null and void and abrogated hereby.
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IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the Effective Date.
AMERICAN NATIONAL INSURANCE COMPANY

By:

Title:
Witness:
Date:

TRANSACTION APPLICATIONS GROUP, INC.

By:

Title:
Witness:
Date: